Exhibit 99.1

WORCESTER, Mass., February 8, 2012 -

The Hanover Insurance Group Reports

Fourth Quarter Results

Fourth Quarter 2011 Financial Highlights

•	Net income of $49.3 million, or $1.09 per diluted share; segment income after tax of $45.2 million, or $1.00 per diluted share(1)

•	Combined ratio of 99.0%; ex-catastrophe combined ratio(2) of 93.7%

•	Catastrophe losses before taxes of $55.6 million, including $38.5 million from Thailand floods

•	Net investment income of $69.0 million

•	Net premiums written of $977.1 million, 36% higher than the prior-year quarter driven by:
o	Net premiums written of $206.5 million added with Chaucer acquisition
o	Net premiums written growth of 13% in Commercial Lines

•	Continuing and accelerating improvement in Commercial Lines pricing trends; improved retention

•	Book value per share of $56.24 at December 31, 2011, an increase of 2.3% from September 30, 2011

Full Year 2011 Financial Highlights

•	Net income of $37.1 million, or $0.81 per diluted share; segment income after tax of $14.6 million, or $0.32 per diluted share

•	Combined ratio of 104.6%; ex-catastrophe combined ratio of 94.6%

•	Catastrophe losses before taxes of $361.6 million

•	Net investment income of $258.2 million

•	Net premiums written of $3.6 billion, 17.9% higher than the prior-year quarter, driven by the addition of Chaucer premiums in the second half of 2011, and by growth of 8% in Commercial Lines

•	Book value per share of $56.24 at December 31, 2011, an increase of 2.7% from December 31, 2010

In millions, except per share amounts	Three months ended December 31		Twelve months ended December 31
	2011	2010	2011	2010
Net premiums written	$977.1	$717.1	$3,593.4	$3,048.0
Segment income after taxes	45.2	43.7	14.6	122.2
per diluted share	1.00	0.95	0.32	2.64
Net income	49.3	58.4	37.1	154.8
per diluted share	1.09	1.27	0.81	3.34
Book value per share	$56.24	$54.74	$56.24	$54.74

(1)	Pre-tax segment income, segment income after taxes and segment income after taxes per diluted share are non-GAAP measures. These measures are used multiple times throughout this document. The reconciliation of these measures to the closest GAAP measures, income from continuing operations and income from continuing operations per diluted share, respectively, is provided on page 13 of this press release. See the disclosure on the use of non-GAAP measures under the heading “Forward-Looking Statements and Non-GAAP Financial Measures.”

(2)	Ex-catastrophe combined ratio is a non-GAAP measure. This measure is used multiple times throughout this document. The combined ratio (which includes catastrophe losses) is the closest GAAP measure. See the disclosure on the use of non-GAAP measures under the heading “Forward-Looking Statements and Non-GAAP Financial Measures.”

The Hanover Insurance Group, Inc. (NYSE: THG) today reported net income of $49.3 million, or $1.09 per diluted share, for the fourth quarter of 2011. The company reported net income of $58.4 million, or $1.27 per diluted share, in the fourth quarter of 2010.

Segment income before interest expense and taxes was $77.1 million in the fourth quarter of 2011, which included $55.6 million in pre-tax catastrophe losses. In the fourth quarter 2010, the company reported segment income before interest expense and taxes of $76.2 million, which included $16.8 million in pre-tax catastrophes losses.

The Hanover’s results include the operations of Chaucer Holdings PLC (“Chaucer”) from July 1, 2011, and accordingly, current and prior periods are not directly comparable. Results for the twelve months ended December 31, 2011, include results of Chaucer only for the period of July 1 through December 31, 2011.

“We are pleased to report solid results for the quarter,” said Frederick H. Eppinger, chief executive officer at The Hanover. “Our performance reflects the benefit of our strategy to improve the geographic diversification and mix of our business, especially with respect to Commercial Lines.

“2011 was an unprecedented year, as it was impacted by global catastrophes, low interest rates and a challenging market environment,” he said. “However, we continued to improve our position in the market. We enhanced our product portfolio, grew in targeted states and strengthened our already strong position with winning agents. We also integrated Chaucer into our organization, further diversifying our business and penetrating attractive specialty markets. Strategically, 2011 was a very important year for us. We have positioned ourselves to continue to improve our financial performance and capitalize on profitable growth opportunities in an improving market and economic environment.

“During this past quarter and into January, we have continued to see improvement in pricing trends,” Eppinger said. “In our core Commercial Lines, prices increased 4% as we put a fifth consecutive quarter of accelerating price increases on the books, and in Personal Lines, we continued to achieve rate increases of over 5%. At the same time, we continued to improve our retention, reaching 86% in Commercial Lines and 81% in Personal Lines. We believe this is a testament to our much-improved market position and the strong relationships we have with our agents and brokers.

“We also are pleased that our focus on risk management in our underwriting portfolio has enabled us to maintain a strong balance sheet. We were able to grow book value during this tumultuous year, reporting a value of $56.24 at year end 2011, representing an increase of almost 3% since year end 2010,” he said.

The following table provides the components of segment income (loss) after taxes:

$ in millions, except per share amounts	Three months ended December 31		Twelve months ended December 31
	2011	2010	2011	2010
Pre-tax segment income (loss):
Commercial Lines	$46.4	$36.4	$18.0	$111.2
Personal Lines	20.3	39.0	22.7	113.0
Chaucer	12.4	—	32.3	—
Other Property and Casualty	(2.0)	0.8	(0.5)	3.5

Total	77.1	76.2	72.5	227.7
Interest expense on debt	(16.4)	(11.5)	(55.0)	(44.3)

Pre-tax segment income	60.7	64.7	17.5	183.4
Income tax expense	(15.5)	(21.0)	(2.9)	(61.2)

Segment income after taxes	$45.2	$43.7	$14.6	$122.2

Per diluted share	$1.00	$0.95	$0.32	$2.64

Fourth Quarter 2011 Segment Highlights

Commercial Lines

Commercial Lines pre-tax segment income was $46.4 million in the fourth quarter of 2011, compared to $36.4 million in the fourth quarter of 2010. The Commercial Lines GAAP combined ratio was 97.3% in the fourth quarter of 2011, compared to 99.3% in the prior-year quarter. Catastrophe-related losses were $4.0 million, or 0.9 points, of the fourth quarter combined ratio in 2011, compared to $9.1 million, or 2.4 points, in the prior-year quarter. Commercial Lines pre-tax segment income, excluding catastrophe losses, was $50.4 million in the fourth quarter of 2011, compared to $45.5 million in the prior-year quarter.

Favorable development of prior-year loss and loss adjustment expenses (“LAE”) reserves was $7.5 million in the fourth quarter of 2011, compared to $11.3 million in the fourth quarter of 2010, representing 1.8 points and 2.9 points of the Commercial Lines combined ratio, respectively.

The Commercial Lines underlying combined ratio and earnings, which exclude catastrophes and development of prior-year loss and LAE reserves, have improved, driven by the benefit of higher earned premiums on the expense ratio.

The following table summarizes the components of the combined ratio in Commercial Lines:

	Three months ended December 31		Twelve months ended December 31
	2011	2010	2011	2010
Current accident year loss and LAE ratio, excluding catastrophe losses	59.1%	58.7%	61.3%	59.1%
Prior-year favorable reserve development	(1.8)%	(2.9)%	(2.1)%	(4.5)%
Catastrophe losses	0.9%	2.4%	9.0%	4.5%

Total loss and LAE	58.2%	58.2%	68.2%	59.1%
Expense ratio(1)	39.1%	41.1%	38.9%	42.2%

Combined ratio	97.3%	99.3%	107.1%	101.3%

Combined ratio, excluding catastrophe losses	96.4%	96.9%	98.1%	96.8%
Current accident year combined ratio, excluding catastrophe losses(2)	98.2%	99.8%	100.2%	101.3%

(1)	Here, and later in this document, the expense ratio is reduced by installment fee revenues for purposes of the ratio calculation.

(2)	This is a non-GAAP measure, which is equal to the combined ratio excluding prior-year favorable reserve development and catastrophe losses. This measure also is used later in this document. See the disclosure on the use of non-GAAP measures under the heading “Forward-Looking Statements and Non-GAAP Financial Measures.”

Net premiums written were $415.7 million in the fourth quarter of 2011, an increase of 12.6% from the fourth quarter of 2010, driven by growth in specialty and core commercial businesses. Net written premium growth in core commercial lines reflected continued renewal price gains and increasing retention levels.

Personal Lines

Personal Lines pre-tax segment income was $20.3 million in the fourth quarter of 2011, compared to pre-tax segment income of $39.0 million in the prior-year quarter. The Personal Lines GAAP combined ratio was 100.0% in the current quarter, compared to 96.4% in the prior-year quarter. Catastrophe-related losses were $15.7 million, or 4.3 points of the fourth quarter combined ratio in 2011, compared to $7.7 million, or 2.1 points, in the prior-year quarter. Personal Lines pre-tax segment income, excluding catastrophe losses, was $36.0 million in the fourth quarter of 2011, compared to $46.7 million in the prior-year quarter, primarily driven by lower favorable development of prior-year loss and LAE reserves.

Favorable development of prior-year loss and LAE reserves was $4.5 million in the fourth quarter of 2011, compared to $12.2 million in the fourth quarter of 2010, representing 1.2 points and 3.4 points of the Personal Lines combined ratio, respectively.

The current quarter underlying combined ratio, which excludes favorable development of prior-year loss and LAE reserves and catastrophe losses, improved over the fourth quarter of 2010. This was driven by lower expenses due to lower contingent commissions. The improvement was partially offset by adverse development of 2011 weather-related losses and LAE in both physical damage coverage in auto and property in the homeowners line.

The following table summarizes the components of the combined ratio in Personal Lines:

	Three months ended December 31		Twelve months ended December 31
	2011	2010	2011	2010
Current accident year loss and LAE ratio, excluding catastrophe losses	69.7%	69.5%	68.1%	67.9%
Prior-year favorable reserve development	(1.2)%	(3.4)%	(2.3)%	(3.3)%
Catastrophe losses	4.3%	2.1%	11.3%	6.7%

Total loss and LAE	72.8%	68.2%	77.1%	71.3%
Expense ratio	27.2%	28.2%	27.1%	27.8%

Combined ratio	100.0%	96.4%	104.2%	99.1%

Combined ratio, excluding catastrophe losses	95.7%	94.3%	92.9%	92.4%
Current accident year combined ratio, excluding catastrophes losses	96.9%	97.7%	95.2%	95.7%

Net premiums written were $354.9 million in the fourth quarter of 2011, compared to $348.0 million in the fourth quarter of 2010, an increase of 2.0%, primarily driven by rate increases in the homeowners and auto lines.

Chaucer

Chaucer’s pre-tax segment income was $12.4 million in the fourth quarter of 2011, resulting in a combined ratio of 100.3%. Catastrophe-related losses were $35.9 million, or 13.7 points of the combined ratio, comprised of $38.5 million of losses from flooding in Thailand, partially offset by favorable adjustments to prior catastrophe losses. Favorable development of prior-year loss and LAE reserves was $18.9 million, or 7.2 points of the combined ratio, which was due to favorable loss experience in the Property, UK Motor and Marine divisions, primarily for accident years 2009 and 2010.

The following table summarizes the components of the combined ratio in the Chaucer segment:

	Three months ended December 31 2011	Six months ended December 31 2011

Current accident year loss and LAE ratio, excluding catastrophe losses	60.9%	59.1%
Prior-year favorable reserve development	(7.2)%	(7.0)%
Catastrophe losses	13.7%	9.8%

Total loss and LAE	67.4%	61.9%
Expense ratio	32.9%	35.9%

Combined ratio	100.3%	97.8%

Combined ratio, excluding catastrophe losses	86.6%	88.0%
Current accident year combined ratio, excluding catastrophes losses	93.8%	95.0%

Net premiums written and earned were $206.5 million and $261.5 million, respectively, in the fourth quarter of 2011.

Full Year 2011 Segment Results

Net income for the full year of 2011 was $37.1 million, or $0.81 per share, compared to net income of $154.8 million, or $3.34 per share, in 2010.

Segment income before interest expense and taxes was $72.5 million for the full year of 2011; the GAAP combined ratio was 104.6%. In 2010, segment income before interest expense and taxes was $227.7 million; the GAAP combined ratio was 100.1%.

In domestic businesses, catastrophes losses were $312.1 million in 2011, or 10.1 points of the combined ratio in 2011, compared to $160.3 million, or 5.6 points of the combined ratio, in 2010. Excluding the pre-tax net impact of catastrophes, pre-tax segment income was $352.3 million in 2011 and reflected a combined ratio of 95.7%, compared to $388.0 million and a combined ratio of 94.5% in 2010. The increase in combined ratio, excluding catastrophes, was primarily driven by lower favorable development of prior-year loss and LAE reserves and higher non-catastrophe weather related losses in 2011. This was partially offset by a lower expense ratio from earned premium growth and underlying loss and LAE ratio improvement.

Chaucer produced pre-tax segment income of $32.3 million, which included $49.5 million, or 9.8 points, of catastrophe losses, and $35.5 million, or 7.0 points, of favorable development of prior-year loss and LAE reserves.

On a consolidated basis, net premiums written were $3,593.4 million in 2011, compared to $3,048.0 million in 2010, an increase of 17.9%. The net written premium growth reflected the company’s acquisition of Chaucer, as well as growth in Commercial Lines, particularly in specialty and niche businesses.

Fourth Quarter and Full Year Investment Results

Net investment income from continuing operations was $69.0 million for the fourth quarter of 2011, compared to $63.0 million in the same period of 2010. For the full year, net investment income from continuing operations was $258.2 million, compared to $247.2 million in 2010. The increase in 2011 is primarily due to higher invested assets related to the acquisition of Chaucer, partially offset by the impact of lower new money yields on fixed maturities. The average pre-tax earned yield on fixed maturities was 4.48% and 5.37% for the fourth quarters of 2011 and 2010, respectively, and 4.84% and 5.46% for the full years 2011 and 2010, respectively. The decline in yield is primarily due to the lower embedded yield in the Chaucer portfolio.

In the fourth quarter of 2011, the company recognized net investment gains of $6.4 million, partially offset by impairment charges of $3.2 million. In the fourth quarter of 2010, the company recognized net realized gains of $19.3 million, partially offset by impairments of $6.4 million.

For the full year 2011, the company recognized net investment gains of $35.0 million, partially offset by impairments of $6.9 million. For the full year 2010, the company recognized net investment gains of $43.6 million, which were partially offset by impairments of $13.9 million.

The company held $7.5 billion in cash and invested assets at December, 31, 2011.

Fixed maturities and cash represented 94% of our investment portfolio. Approximately 94% of our fixed maturity portfolio is rated investment grade. Pre-tax net unrealized investment gains on our portfolio increased $75.7 million during 2011, to $285.4 million at December 31, 2011, compared to $209.7 million at December 31, 2010. During the fourth quarter, pre-tax net unrealized investment gains increased $25.8 million.

Book Value and Other Items

The following exhibit provides a roll forward of book value for the three months and twelve months ended December 31, 2011:

$ in millions, except per share	Three months ended December 31 $ Amount $ Per diluted share		Twelve months ended December 31 $ Amount $ Per diluted share
Beginning of Period Book Value	$2,454.9	$54.98	$2,460.5	$54.74
Net Income (Loss)
Continuing Operations	46.1	1.02	31.9	0.70
Discontinued Operations	3.2	0.07	5.2	0.11
Change in AOCI(1), net of tax
Change in Pension and Postretirement Related Benefits	(10.2)	(0.23)	(5.2)	(0.12)
Change in Net Unrealized Investment Gains(2)	31.2	0.70	90.4	2.03
Currency Translation Adjustment	(2.1)	(0.05)	(11.5)	(0.26)
Stock Repurchases	(1.7)	(0.04)	(21.7)	(0.49)
Dividends to Shareholders	(13.4)	(0.30)	(50.9)	(1.13)
Common Stock Activity(3)	1.8	—	11.1	—
Common Stock Net Activity, per share	—	0.09	—	0.66

End of Period Book Value	$2,509.8	$56.24	$2,509.8	$56.24

(1)	Accumulated other comprehensive income.

(2)	Fourth quarter and year-to-date 2011 include a net benefit of $18.1 million, or $0.41 per share and $29.0 million, or $0.65 per share, respectively, related to the release of a deferred tax valuation allowance resulting from the implementation of certain tax planning strategies, which were partially offset by other tax-related items.

(3)	Primarily exercise of employee stock options and vesting of restricted stock.

At December 31, 2011, book value per share was $56.24, an increase of approximately 2.7% from December 31, 2010.

During the fourth quarter 2011, the company repurchased approximately 51,000 shares of its common stock for approximately $1.7 million. On February 8, 2012, the company had approximately $135 million of capacity remaining under its $500 million stock repurchase program.

Earnings Conference Call

The Hanover will host a conference call to discuss its fourth quarter results on Thursday, February 9 at 9:00 a.m. Eastern Time. A PowerPoint slide presentation will accompany the prepared remarks and has been posted on The Hanover Web site. Interested investors and others can listen to the call and access the presentation through The Hanover’s Web site, located at www.hanover.com. Web-cast participants should go to the web site 15 minutes early to register, download, and install any necessary audio software. A re-broadcast of the conference call will be available on this Web site approximately two hours after the call.

Statistical Supplement

The Hanover’s fourth quarter earnings news release and statistical supplement are available in the Investors section of the company’s Web site at www.hanover.com.

Forward-Looking Statements and Non-GAAP Financial Measures

Forward-looking statements

Certain statements in this release or in the above-referenced conference call may be forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Use of the words “believes,” “anticipates,” “expects,” “projections,” “outlook,” “should,” “could,” “confident,” “plan,” “guidance,” “on track to” and similar expressions is intended to identify forward-looking statements. The company cautions investors that any such forward-looking statements are estimates or projections that involve significant judgment and that neither historical results and trends nor forward-looking statements are guarantees or necessarily indicative of future performance. Actual results could differ materially.

In particular, statements in this press release regarding the ability to continue to improve our financial performance and capitalize on growth opportunities, upgrades in the quality of our portfolio and improvements in the market and economic environment, and statements in the above-referenced conference call regarding expectations and guidance for 2012 or beyond, including with respect to segment income after interest expense and taxes, segment income after tax and interest expense per share, net written premium, new business growth, momentum in new states, retention, the ability to achieve rate increases and maintain or improve ex-catastrophe accident year loss and expense ratios, net investment income, interest expense on debt, the potential impact of capital actions and business investments, financial strength, the impact of product, account-based and geographic mix changes on future profitability, prior-year loss and loss adjustment expense reserve development, effective tax rates, weighted shares outstanding, returns on equity, the impact of foreign currency fluctuations, and statements regarding the benefits of the acquisition of Chaucer Holdings PLC (“Chaucer”), are all forward-looking statements. Statements regarding the possible impact of the current economic conditions on the company’s business and investment portfolio, and with respect to the anticipated pricing environment, are also forward looking statements.

Investors should consider the risks and uncertainties in the company’s business that may affect such estimates and future performance, including (i) the inherent difficulties in arriving at such estimates, particularly with respect to current accident year results and loss reserve development; (ii) the complexity of estimating losses from large catastrophe events or with respect to emerging issues where circumstances may delay reporting of the existence, nature or extent of losses or where “demand surge,” regulatory assessments, litigation, coverage and technical complexities or other factors may significantly impact the ultimate amount of such losses; (iii) the difficulties of estimating the impact of the current financial and economic environment on rates, investment income, product demand, losses and competitor actions; (iv) the uncertainties of future rating agency requirements, which could affect the company as well as the company’s investment portfolio; (v) the impact of the evolving regulatory and legal environment; and (vi) those related to the integration of the Chaucer transaction and inherent in Chaucer’s business, including the adequacy of reserves and the nature of its underwriting activities.

Investors are directed to consider the risks and uncertainties in the company’s business that may affect future performance and that are discussed in readily available documents, including the company’s annual report and other documents filed by The Hanover with the Securities and Exchange Commission (“SEC”) and which are also available at www.hanover.com under “Investors.” These uncertainties include the possibility of adverse catastrophe experiences (including terrorism) and severe weather; the uncertainty in estimating weather-related losses, and property and casualty losses (particularly with respect to products with longer tails or involving emerging issues and with respect to losses incurred as the result of new lines of business or reinsurance contracts); litigation and the possibility of adverse judicial decisions, including those which expand policy coverage beyond its intended scope; the ability to increase or maintain certain property and casualty insurance rates; the impact of new product introductions and expansion in new geographic areas; the impact of the company’s recent or future acquisitions (including integration risks with respect to Chaucer), and expenses incurred as a result of such acquisitions; adverse loss and loss adjustment expense development from prior years and adverse trends in mortality and morbidity and medical costs; changes in frequency and loss trends; the ability to increase renewal rates and new property and casualty policy counts; investment impairments (which may be affected by, among other things, the company’s ability and willingness to hold investment assets until they recover in value) and currency, credit and interest rate risk; the impact of competition; the economic environment; adverse state, federal and, with respect to Chaucer, international legislation or regulation or regulatory actions; financial ratings actions; uncertainties in estimating indemnification liabilities recorded in conjunction with indemnity obligations undertaken in connection with the sale of various businesses, including The Hanover’s former life companies; and increased uncertainties in general economic conditions and in investment and financial markets, which, among other things, could result in increased impairments of fixed income investments or the inability to collect from reinsurers and the performance of the discontinued and run-off voluntary pools, including the inherent uncertainty regarding the types of claims in such pools and the uncertainty whether the reserves would be sufficient.

Non-GAAP financial measures

The Hanover uses non-GAAP financial measures as important measures of its operating performance, including total segment income before interest expense and taxes, segment income after tax, segment income after-tax per share, and measures of segment income and loss ratios excluding catastrophe losses and reserve development. Segment income after taxes EPS (sometimes referred to as “after-tax segment income per share”) is a non-GAAP measure. It is defined as net income excluding the after-tax impact of net realized investment gains (losses), gains and losses from the retirement of the company’s debt, and results from discontinued operations, divided by the average number of diluted shares of common stock. The definition of other financial measures and terms can be found in the Annual Report on pages 75-77.

Segment income is net income, excluding federal income taxes and net realized investment gains and losses, including gains or losses on certain derivative instruments. Such gains and losses are excluded for purposes of presenting segment income since they are largely determined by interest rates, financial markets and the timing of sales. Segment income also excludes net gains and losses on disposals of businesses, discontinued operations, restructuring costs, extraordinary items, the cumulative effect of accounting changes and certain other items. Segment income is the sum of the segment income from: Commercial Lines, Personal Lines, Chaucer and Other Property and Casualty and may be presented before or after interest expense. The Hanover believes that measures of total segment income provide investors with a valuable measure of the performance of the company’s ongoing businesses because they highlight net income attributable to the core operations of the business.

The Hanover also provides measures of segment income and loss and combined ratios that exclude the effects of catastrophe losses. A catastrophe is a severe loss, resulting from natural or manmade events, including risks such as fire, hurricane, earthquake, windstorm, explosion, terrorism or other similar events. Each catastrophe has unique characteristics. Catastrophes are not predictable as to timing or loss amount in advance. The Hanover believes that a discussion of the effect of catastrophes is meaningful for investors to understand the variability of periodic earnings and loss and combined ratios.

Reserve development, which can be favorable or unfavorable, represents changes in the company’s estimate of the costs to resolve claims from prior years. The company believes that a discussion of segment income and loss and combined ratios excluding reserve development is helpful to investors since it provides insight into both its estimate of current year accident results and the accuracy of prior-year estimates. Calendar year loss ratios determined in accordance with GAAP, excluding reserve development, are sometimes referred to as “accident-year loss ratios”.

Income from continuing operations is the most directly comparable GAAP measure for total segment income (and total segment income after tax) and measures of segment income that exclude the effects of catastrophe losses or reserve development. Segment income and measures of segment income that exclude the effects of catastrophe losses or reserve development should not be construed as substitutes for income from continuing operations or net income determined in accordance with GAAP. A reconciliation of segment income to income from continuing operations and net income for the three months and twelve months ended December 31, 2011 and 2010 is set forth in the table at the end of this document and in the statistical supplement.

Loss and combined ratios calculated in accordance with GAAP are the most directly comparable GAAP measures for loss and combined ratios calculated excluding the effects of catastrophe losses or reserve development. The presentation of loss and combined ratios calculated excluding the effects of catastrophe losses or reserve development should not be construed as a substitute for loss or combined ratios determined in accordance with GAAP.

About The Hanover

The Hanover Insurance Group, Inc. (NYSE: THG), based in Worcester, Mass., is the holding company for a group of insurers that includes The Hanover Insurance Company, also based in Worcester, Citizens Insurance Company of America, headquartered in Howell, Michigan, and Chaucer Holdings PLC, based in London, and their affiliates. The Hanover offers a wide range of property and casualty products and services to businesses, individuals, and families through a select group of agents and brokers. The company is ranked among the top 25 property and casualty insurers in the United States and has been meeting its obligations to its agent partners and their customers for nearly 160 years. Through Chaucer, the company also underwrites business at Lloyd’s of London in several major insurance and reinsurance classes, including property, marine and aviation, energy, U.K. motor and casualty. For more information, please visit www.hanover.com.

Contact Information

Investors: Oksana Lukasheva E-mail: olukasheva@hanover.com 1-508-855-2063	Media: Michael F. Buckley E-mail: mibuckley@hanover.com 1-508-855-3099

Definition of Reported Segments

Continuing operations include four Property and Casualty operating segments: Commercial Lines, Personal Lines, Chaucer, and Other Property and Casualty. The Commercial Lines segment offers a suite of products targeted at the small to mid-size business markets, which include commercial multiple peril, commercial automobile, workers’ compensation and other commercial coverages, such as fidelity and surety bonds, and inland marine. The Personal Lines segment markets automobile, homeowners and ancillary coverages to individuals and families. The Chaucer reporting segment represents THG’s international business written through Lloyds’ of London and includes property, energy, marine and aviation, UK motor and other coverages. The Other Property and Casualty segment includes Opus Investment Management, Inc., which provides investment management services to institutions, pension funds and other organizations, the operations of the holding company, as well as a block of run-off voluntary pools business, in which we have not actively participated since 1995.

The following is a reconciliation from segment income (loss) to net income (loss) (1):

	Three months ended December 31				Twelve months ended December 31
In millions, except per share amounts	2011		2010		2011		2010
	$ Amount	Per Diluted Share	$ Amount	Per Diluted Share	$ Amount	Per Diluted Share	$ Amount	Per Diluted Share
Segment income (loss)
Commercial Lines	$46.4		$36.4		$18.0		$111.2
Personal Lines	20.3		39.0		22.7		113.0
Chaucer	12.4		—		32.3		—
Other Property & Casualty	(2.0)		0.8		(0.5)		3.5

Total	77.1		76.2		72.5		227.7
Interest expense on debt	(16.4)		(11.5)		(55.0)		(44.3)

Segment income before income taxes	60.7	$1.34	64.7	$1.41	17.5	$0.38	183.4	$3.96
Income tax expense on segment income	(15.5)	(0.34)	(21.0)	(0.46)	(2.9)	(0.06)	(61.2)	(1.32)

Segment income after taxes	45.2	1.00	43.7	0.95	14.6	0.32	122.2	2.64
Non-Segment Items:
Net realized investment gains	3.2	0.07	12.9	0.28	28.1	0.61	29.7	0.64
Loss from retirement of debt	—	—	(2.0)	(0.04)	(2.3)	(0.05)	(2.0)	(0.04)
Costs related to acquired businesses	(0.7)	(0.01)	—	—	(16.4)	(0.35)	—	—
Net foreign exchange gains	—	—	—	—	6.7	0.15	—	—
Loss on derivative instruments	—	—	—	—	(11.3)	(0.25)	—	—
Income tax (expense) benefit on non-segment income	(1.6)	(0.04)	2.8	0.06	12.5	0.27	3.3	0.07

Income from continuing operations	46.1	1.02	57.4	1.25	31.9	0.70	153.2	3.31
Discontinued operations, net of taxes	3.2	0.07	1.0	0.02	5.2	0.11	1.6	0.03

Net income	$49.3	$1.09	$58.4	$1.27	$37.1	$0.81	$154.8	$3.34

Weighted average shares		45.3		45.9		45.8		46.3

(1)	The separate financial information of each segment is presented consistent with the way results are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Management evaluates the results of the aforementioned segments without consideration of interest expense on debt and on a pre-tax basis. Segment income is determined by adjusting net income for net realized investment gains and losses, including certain gains or losses on derivative instruments. These gains and losses are excluded because they are determined by interest rates, financial markets and the timing of sales. Also, segment income excludes net gains and losses on disposals of businesses, discontinued operations, restructuring costs, extraordinary items, the cumulative effect of accounting changes and certain other items.